Exhibit 99.1
Shareholder Alert
Recap of Annual Shareholders Meeting
Overview
The Dental Care Plus Group Board of Directors welcomed shareholders to the annual meeting on April 23, 2008 at the Sharonville Convention Center. Once again, the meeting included a healthy exchange of viewpoints. Highlights included a presentation by DCPG’s President and CEO Anthony A. Cook, MBA, MS, about DCPG’s financial performance in fiscal year 2007, as well as key trends to watch in 2008. Shareholders can request a draft copy of the minutes by contacting Libby Allen at 513-554-1100, ext. 1125. A summary of Cook’s presentation is available by emailing Libby at lallen@dentalcareplus.com.
Ballot Results

To re-elect six members of the Board of Directors.		APPROVED

Michael Carl, DDS	Ross A. Geiger	Roger M. Higley, DDS
David A. Kreyling, DMD	James E. Kroeger, MBA, CPA	Donald J. Peak, CPA
Each director was re-elected to a two-year term.

To set the number of directors at 12 (currently 13).		NOT APPROVED

As a result of the vote, a vacant position remains on the board.
Summary of Key Questions, Comments and Responses
Why is there so much focus on increasing the value of the share?
•	Membership across all products continues to increase. The more members, the more capitalization required. Greater capitalization will enable the company to improve its A.M. Best rating, which will allow DCP to underwrite more business on its own paper.

•	Increasing the value of shares is the way in which companies ensure that owners derive benefit from long term profitable growth.

•	In 2007, the company’s return on beginning equity was 12.8 percent, comparing favorably with the return on most other investments in the same year.

Why does the company compensate its board members with restricted shares?
•	It is not uncommon for SEC reporting company board members to receive a portion of their compensation in the form of equity.

•	DCPG’s stock compensation is designed to align board members’ interests with our shareholders’ interests.

•	Board compensation is based upon surveys of board compensation by other companies of DCPG’s type and size. DCPG is below the 25th percentile.

•	Board members average 90 to 100 hours of meetings and other board-related commitments each year, and incur significant unreimbursed expenses.
Will Ohio HB 125 compel DCPG to reveal all of its fees by code?
•	Ohio HB 125 compels carriers to make a full list of codes and associated provider fees available to providers.

•	DCPG is reviewing the legislation with legal counsel.

•	Currently, DCPG provides 15 to 20 codes upon request — a representative sample of our fee schedule.
How are provider fees determined?
•	The provider fee committee meets semi-annually to review DCPG’s fee schedule against information we can access about competitors.

•	The committee encourages providers who believe that DCPG’s fee for any code is not competitive to share that information with Libby Allen (see contact information below) so that the committee can take that into consideration.

•	Based on our most recent study, DCPG is among the most competitive payers in the market.

•	When reviewing full dental charges (i.e. what is charged to patients not covered by a managed care plan that sets maximum allowed fees), about half of the providers on our greater Cincinnati/Northern Kentucky panel charge the same or less than the DCP fee schedule allows for most procedures.
Why is the provider network growth so much stronger, and what are the implications of a growing provider network?
•	Recent growth is attributed to new management and a reinvigorated team that has implemented a polite but persistent strategy for recruiting providers in operating markets. In addition, the provider relations team is working more closely with sales to recruit in the areas where we need dentists most.

•	Dentists join the network because their current patients are enrolling in DCPG plans at increasing rates, and because they consider the fee schedule reasonable and competitive.

•	For several years, we averaged 10 to 12 new providers per month. So far this year, we’re averaging 40 new providers per month.
Put A Roundtable on Your Calendar
A couple of shareholders in attendance shared how much they had benefited from attending the shareholder roundtables.
To obtain dates and times for upcoming roundtable sessions or to propose a topic/location, contact Libby Allen.

Phone:	513-554-1100, ext. 1125
Email:	lallen@dentalcareplus.com